Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2016 relating to the financial statements of Tearlab Corporation, Inc. as of December 31, 2015 and for the year then ended, and our report dated March 9, 2016 relating to the internal control over financial reporting as of December 31, 2015, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to our firm under the caption “Experts” in the prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.
San Diego, California

February 3, 2017